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                                                                      EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (IN THOUSANDS EXCEPT RATIO)

                             NINE MONTHS ENDED                      YEAR ENDED
                               SEPTEMBER 30       -----------------------------------------------
                                   1997            1996       1995      1994      1993      1992
                             -----------------    -------    ------    ------    ------    ------
Income before income
  taxes....................        64,556          71,240    49,817    36,396    15,696     7,574
Dividends and other
  received from
  nonconsolidated
  affiliates...............         2,236          10,430     1,432
                                  -------         -------    ------
          Total............        66,792          81,670    51,249    36,396    15,696     7,574
       FIXED CHARGES
Interest expense...........        51,804          30,080    20,752     7,669     5,390     4,739
Amortization of loan
  fees.....................         1,013             506     1,004        82         5         1
Interest portion of
  rentals..................         4,590             424       361       202       188       135
          Total fixed
            charges........        57,407          31,010    22,117     8,013     5,583     4,875
Preferred stock dividends
Tax effect of preferred
  dividends................             0               0         0         0         0         0
After tax preferred
  dividends................             0               0         0         0         0         0
Total fixed charges and
  preferred dividends......        57,407          31,010    22,117     8,013     5,583     4,875
          Total earnings
            available for
            payment of
            fixed
            charges........       124,199         112,680    73,366    44,409    21,279    12,449
                                  =======         =======    ======    ======    ======    ======
          Ratio of earnings
            to fixed
            charges........          2.16            3.63      3.32      5.54      3.81      2.55
                                  =======         =======    ======    ======    ======    ======
Rental fees and charges....        57,375           5,299     4,510     3,273     2,344     1,684
          Interest rate....            8%              8%        8%        8%        8%        8%
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